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                                                                   EX-99.14(xii)


                         CONSENT OF FINANCIAL ADVISER


        We hereby consent to the use in this Registration Statement on Form N-14 of our opinion to the Board of Directors of Allied Capital Advisers, Inc., dated August 4, 1997, included as Appendix G to the Joint Proxy Statement/ Prospectus that is a part of this Registration Statement, and to the references to such opinion and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ VAN KASPER & COMPANY

VAN KASPER & COMPANY
Los Angeles, California
September 24, 1997